Exhibit 21.1

ANGI Homeservices Inc. Subsidiaries
As of December 31, 2017

Entity	Jurisdiction of Formation
AL Real Estate Holdings, LLC	Indiana
Angie’s List, Inc.	Delaware
CraftJack Inc.	Illinois
Felix Calls, LLC	Delaware
Home Advisor Limited	England and Wales
Home Industry Leadership Board	Colorado
HomeAdvisor Finance Co.	Cayman Islands
HomeAdvisor GmbH	Germany
HomeAdvisor International, LLC	Delaware
HomeAdvisor, Inc.	Delaware
HomeStars, Inc.*	Canada
ImproveNet, Inc.	Delaware
Mhelpdesk, Inc.*	Delaware
Mile High Insights, LLC	Delaware
MyBuilder Limited*	England and Wales
MyHammer AG*	Germany
MyHammer Holding AG*	Germany
ServiceMagic Canada Inc.	Canada
ServiceMagic Europe S.à r.l.	Luxembourg
ServiceMagic GmbH	Germany
ServiceMagic International S.à r.l.	Luxembourg
ServiceMagic IP Ireland Limited	Ireland
Travaux.com	France
Werkspot BV	Netherlands

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* Majority owned subsidiary.